Exhibit 5.1
July 3, 2008
ArcelorMittal
19, avenue de la Liberté
L-2930 Luxembourg
Grand Duchy of Luxembourg
Ladies and Gentlemen:
          We have acted as United States counsel to ArcelorMittal, a société anonyme organized under the laws of Luxembourg (the “Company”), in connection with the Company’s filing of a registration statement on Form F-4 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in respect of up to U.S.$1,500,000,000 principal amount of its 5.375% Notes due 2013 (the “2013 Exchange Notes”) and up to U.S.$1,500,000,000 principal amount of its 6.125% Notes due 2018 (the “2018 Exchange Notes” and, together with the 2013 Exchange Notes, the “Exchange Notes”) to be offered in exchange for, respectively, up to U.S.$1,500,000,000 principal amount of its 5.375% Notes due 2013 (the “Original 2013 Notes”) and up to U.S.$1,500,000,000 principal amount of its 6.125% Notes due 2018 (the “Original 2018 Notes” and, together with the Original 2013 Notes, the “Original Notes”). The Exchange Notes will be issued under the indenture dated as of May 27, 2008 (the “Indenture”), between the Company and HSBC Bank USA, National Association, as trustee (the “Trustee”).
          In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	the Registration Statement;

(b)	the forms of the Exchange Notes included in Exhibit 4.2 to the Registration Statement; and

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          (c) an executed copy of the Indenture.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
          In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, and (ii) that the Exchange Notes will conform to the forms thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.
          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the forms included in Exhibit 4.2 to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Original Notes, the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.
          Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
          We express no opinion as to the enforceability of Section 12.17 of the Indenture relating to currency indemnity. With respect to the third sentence of Section 12.12 of the Indenture, we express no opinion except as follows: Under the law of the State of New York relating to submission to jurisdiction, the Company, pursuant to the first sentence of Section 12.12 of the Indenture, has validly appointed ArcelorMittal USA Inc. as its initial authorized agent for the purpose described in the third sentence of Section 12.12 of the Indenture.
          In addition, we note that the designation in Section 12.10 of the Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the Indenture (notwithstanding the waiver in Section 12.10) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

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          We note that the enforceability of the waiver of immunities by the Company set forth in Section 12.11 of the Indenture is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976.
          The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.
          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement and the related prospectus under the heading “Validity of the Exchange Notes.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ Gamal M. Abouali
Gamal M. Abouali, a Partner